


                                   EXHIBIT 4.1

                           REVOLVING CREDIT AGREEMENT

                          DATED AS OF OCTOBER 31, 1997

                                     BETWEEN

                       EXECUTONE INFORMATION SYSTEMS, INC.

                                       AND

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION






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                                TABLE OF CONTENTS

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ARTICLE I
DEFINITIONS, INTERPRETATION OF AGREEMENT AND
     COMPLIANCE WITH FINANCIAL RESTRICTIONS.................................... 1
        1.1    Definitions..................................................... 1
                    "Agreement"................................................ 1
                    "Applicable Percentage".................................... 1
                    "Authorized Officer"....................................... 3
                    "Bank"..................................................... 3
                    "Banking Day".............................................. 3
                    "Breakage Date"............................................ 3
                    "Capitalized Lease"........................................ 3
                    "Code"..................................................... 3
                    "Commitment"............................................... 3
                    "Company".................................................. 3
                    "Consolidated Net Worth"................................... 3
                    "Credit"................................................... 4
                    "Disbursement Date"........................................ 4
                    "Dollars".................................................. 4
                    "EBITDA"................................................... 4
                    "Environmental Laws"....................................... 4
                    "ERISA".................................................... 4
                    "ERISA Affiliate".......................................... 4
                    "Eurocurrency Reserve Requirement"......................... 5
                    "Eurodollar Loan".......................................... 5
                    "Event of Default"......................................... 5
                    "Federal Funds Effective Rate"............................. 5
                    "Federal Reserve Board".................................... 5
                    "Fiscal Quarter"........................................... 5
                    "Fiscal Year".............................................. 6
                    "GAAP"..................................................... 6
                    "Hazard Materials"......................................... 6
                    "Indebtedness"............................................. 6
                    "Interbank Rate"........................................... 6
                    "Interest Period".......................................... 7
                    "Investment"............................................... 7
                    "Issuance Request"......................................... 7
                    "Letter of Credit"......................................... 7
                    "Letter of Credit Availability"............................ 7
                    "Letter of Credit Outstandings"............................ 8
                    "Liabilities".............................................. 8
                    "Lien"..................................................... 8
                    "Loan"..................................................... 8
                    "Occupational Safety and Health Law"....................... 8
                    "Note"..................................................... 8
                    "Payment Date"............................................. 8
                    "PBGC"..................................................... 9
                    "Person"................................................... 9
                    "Plan"..................................................... 9

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                                       (i)





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                    "Rate Hedging Obligations"................................  9
                    "Reference Rate"..........................................  9
                    "Reference Rate Loan".....................................  9
                    "Reimbursement Obligations"...............................  9
                    "Related Party"...........................................  9
                    "Reportable Event"........................................ 10
                    "Senior Funded Debt"...................................... 10
                    "Senior Funded Debt Cash Flow Ratio"...................... 10
                    "Stated Expiry Date"...................................... 10
                    "Subsidiary".............................................. 10
                    "Taxes"................................................... 10
                    "Termination Date......................................... 10
                    "Trade Accounts Payable".................................. 10
                    "Unmatured Event of Default".............................. 10
                         1.2  Other Definitional Provisions................... 10
                         1.3  Interpretation of Agreement..................... 11
                         1.4  Compliance with Financial Restrictions.......... 11

ARTICLE II

             COMMITMENT OF THE BANK; CERTAIN LOAN TERMS;
             LETTERS OF CREDIT................................................ 11
             2.1    Loans..................................................... 11
             2.2    Loan Options.............................................. 11
             2.3    Borrowing Procedures...................................... 11
             2.4    Continuation and/or Conversion of Loans................... 12
             2.5    Note Evidencing Loans..................................... 12
             2.6    Funding Losses............................................ 12
             2.7    Capital Adequacy.......................................... 13
             2.8    Letters of Credit......................................... 14
                    (a) Requests.............................................. 14
                    (b) Issuances............................................. 14
                    (c) Fees and Expenses..................................... 15
                    (d) Disbursements......................................... 15
                    (e) Reimbursement......................................... 15
                    (f) Deemed Disbursements.................................. 16
                    (g) Nature of Reimbursement Obligations................... 17
                    (h) Increased Costs; Indemnity............................ 17
                    (i) Termination Date...................................... 18

ARTICLE III

        INTEREST AND FEES..................................................... 18

             3.1    Interest.................................................. 18
                    (a) Reference Rate Loans.................................. 18
                    (b) Eurodollar Loans...................................... 18
                    (c) Interest After Maturity............................... 19
             3.2    Nonuse Fee................................................ 19

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             3.3 Closing Fee.................................................. 19
             3.4 Method of Calculating Interest and Fees...................... 19

ARTICLE IV

             PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION OF THE CREDIT.... 19
             4.1  Place of Payment............................................ 19
             4.2  Prepayments................................................. 20
             4.3  Setoff...................................................... 20

ARTICLE V
             ADDITIONAL PROVISIONS RELATING TO
             EURODOLLAR LOANS ................................................ 21
             5.1  Increased Cost ............................................. 21
             5.2  Deposits Unavailable or Interest Rate Unascertainable or
                      Inadequate; Impracticability ........................... 21
             5.3  Changes in Law Rendering Eurodollar Loans Unlawful.......... 22
             5.4  Funding .................................................... 23(a)
             (a)  Discretion of the Bank as to Manner of Funding.............. 23(b)
             (b)  Funding Through the Sale of Participations.................. 23

ARTICLE VI
             REPRESENTATIONS AND WARRANTIES................................... 23
             6.1  Existence .................................................. 23
             6.2  Authorization............................................... 23
             6.3  No Conflicts................................................ 24
             6.4  Validity and Binding Effect................................. 24
             6.5  No Default.................................................. 24
             6.6  Financial Statements........................................ 24
             6.7  Litigation.................................................. 24
             6.8  Liens....................................................... 25
             6.9  Subsidiaries................................................ 25
             6.10 Partnerships................................................ 25
             6.11 Purpose..................................................... 25
             6.12 Regulation U................................................ 26
             6.13 Compliance.................................................. 26
             6.14 Pension and Welfare Plans................................... 26
             6.15 Taxes ...................................................... 26
             6.16 Investment Company Act Representation....................... 26
             6.17 Public Utility Holding Company Act Representation........... 26
             6.18 Environmental and Safety and Health Matters................. 26
             6.19 Insurance .................................................. 27
             6.20 Contracts; Labor Matters.................................... 27
             6.21 Accuracy of Information..................................... 28

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                                      (iii)




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             6.22 Title to Properties......................................... 28

ARTICLE VII

             COMPANY'S COVENANTS  ............. .............................. 28
             7.1   Financial Statements and Other Reports..................... 28
                   (a)  Annual Audit Report................................... 28
                   (b)  Quarterly  Financial Statement........................ 29
                   (c)  Officer's Certificate................................. 29
                   (e)  Report of Change in Subsidiaries or Partnerships...... 29
                   (f)  Requested Information................................. 30
             7.2   Notices ................................................... 30
                   (a)  Default............................................... 30
                   (b)  Litigation............................................ 30
                   (c)  Pension and Welfare Plans............................. 30
                   (d)  Material Adverse Change............................... 30
                   (e)  Other Events.......................................... 30
             7.3   Existence ................................................. 30
             7.4   Nature of Business......................................... 30
             7.5   Books, Records and Access.................................. 30
             7.6   Insurance ................................................. 31
             7.7   Repair .................................................... 31
             7.8   Taxes ..................................................... 31
             7.9   Compliance................................................. 31
             7.10  Pension Plans.............................................. 31
             7.11  Merger, Purchase and Sale.................................. 31
             7.12  Consolidated Net Worth..................................... 32
             7.13  Capital Expenditures....................................... 32
             7.14  Maintenance of Minimum Liquidity........................... 32
             7.15  Senior Funded Debt Cash Flow Ratio......................... 33
             7.16  Capitalized Leases......................................... 33
             7.17  Liens...................................................... 33
             7.18  Indebtedness............................................... 33
             7.19  Other Agreements........................................... 34
             7.20  Use of Proceeds............................................ 34
             7.21  Transactions With Related Parties.......................... 34
             7.22  Hostile Acquisitions....................................... 34

ARTICLE VIII

        CONDITIONS PRECEDENT TO ALL LOANS .................................... 34
             8.1 Notice....................................................... 34
             8.2 Default...................................................... 34
             8.3 Warranties................................................... 34
             8.4 Certification................................................ 35

ARTICLE IX

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                                      (iv)




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        CONDITION PRECEDENT TO INITIAL LOAN................................... 35
             9.1   Note ...................................................... 35
             9.2   Resolutions................................................ 35
             9.3   Incumbency Certificate..................................... 35
             9.4   Opinion ................................................... 35
             9.5   Good Standing ............................................. 35

ARTICLE X

             EVENTS OF DEFAULT AND REMEDIES .................................. 35
             10.1  Events of Default.......................................... 35
                   (a) Non-Payment ........................................... 36
                   (b) Non-Payment of Other Indebtedness...................... 36
                   (c) Acceleration of Other Indebtedness..................... 36
                   (d) Other Obligations...................................... 36
                   (e) Insolvency ............................................ 36
                   (f) Pension Plans.......................................... 37
                   (g) Agreements ............................................ 37
                   (h) Other Agreements....................................... 37
                   (i) Warranty .............................................. 37
                   (j) Litigation ............................................ 37
             10.2  Remedies................................................... 38

ARTICLE XI

             GENERAL......... ................................................ 38
             11.1 Waiver and Amendments....................................... 38
             11.2 Notices..................................................... 38
             11.3 Expenses ................................................... 39
             11.4 Information................................................. 39
             11.5 Severability................................................ 39
             11.6 Law ........................................................ 40
             11.7 Successors.................................................. 40
             11.8 WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL DAMAGES....... 40
             11.9 CONSENT TO JURISDICTION..................................... 40
             11.10 COUNTERPARTS .............................................. 40


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                                       (v)






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                  EXHIBIT  A       -Note
                  EXHIBIT  B       -Schedule of Litigation
                  EXHIBIT  C       -Schedule of Liens
                  EXHIBIT  D       -Schedule of Subsidiaries
                  EXHIBIT  E       -Schedule of Partnerships and Joint Ventures
                  EXHIBIT  F       -Opinion of Counsel






                                      (vi)


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                           REVOLVING CREDIT AGREEMENT

         THIS AGREEMENT, dated as of October 31, 1997, is entered into between EXECUTONE INFORMATION SYSTEMS, INC., a Virginia corporation (the "Company"), and
BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking corporation, having its principal office at 231 South LaSalle Street, Chicago, Illinois 60697 (the "Bank").

                              W I T N E S S E T H :

         WHEREAS, the Company has requested the Bank to make available to the Company a revolving line of credit for loans in an aggregate amount not to exceed $35,000,000 which extensions of credit the Company will use for its working capital needs and general business purposes;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                  DEFINITIONS, INTERPRETATION OF AGREEMENT AND
                     COMPLIANCE WITH FINANCIAL RESTRICTIONS

         1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Agreement" means this Revolving Credit Agreement, as it may be amended, modified or supplemented from time to time.

         "Applicable Percentage" means at any time of determination, with respect to Eurodollar Loans or Reference Rate Loans, the applicable percentage set forth below based on the Senior Funded Debt Cash Flow Ratio for the company at such time:




                                       -1-





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  Level             Senior Funded Debt Cash                      Eurodollar Loans        Reference Rate
                           Flow Ratio                               Percentage          Loan Percentage
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    1        Less than or equal to 1.00x                              1.75%                   0%
-------------------------------------------------------------------------------------------------------
    2        More than 1.00x but less than or equal to 2.00x          2.25%                   0%
-------------------------------------------------------------------------------------------------------
    3        More than 2.00x but less than or equal to 3.00x          2.50%                  0.5%
-------------------------------------------------------------------------------------------------------
    4        More than 3.00x but less than or equal to 3.50x          2.75%                 0.75%
-------------------------------------------------------------------------------------------------------

          For purposes of the foregoing, (a) from the closing date of this Agreement until November 20, 1997, the Applicable Percentages shall be determined in accordance with Level 2, (b) from and after such date, the Applicable Percentages shall be determined at any time by reference to the Senior Funded Debt Cash Flow Ratio in effect at the time, (c) any change in the Applicable Percentages based on a change in such Ratio shall be effective for all purposes five (5) days from delivery to the Bank of an Officer's Certificate of the Company with respect to the financial statements to be delivered pursuant to
          Section 7.1, (i) setting forth in reasonable detail the calculation of such Ratio for such fiscal period and (ii) stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the related financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Unmatured Event of Default or an Event of Default and (d) notwithstanding the foregoing provisions of clauses (b) and (c), no reduction in the Applicable Percentages shall be effective if any Unmatured Event of Default or Event of Default shall have occurred and be continuing. It is understood that the foregoing Officer's Certificate shall be permitted to be delivered prior to, but in no event later than, the time of the actual delivery of the financial statements required to be delivered pursuant to Section 7.1 for the applicable fiscal period. Any change in the Applicable Percentages due to a change in the applicable Level shall be effective on the effective date of such change in the applicable Level and shall apply to all Eurodollar Rate Loans made on or after the commencement of the period (and to Reference Rate Loans that are outstanding at any time during the period) commencing on the effective date of such change in the applicable Level and ending on the date

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          immediately preceding the effective date of the next such change in applicable Level.

         "Authorized Officer" means any officer or employee of the Company designated by the Company from time to time in a schedule, which schedule shall become effective when received by the Bank.

           "Bank" -- see Preamble.

         "Banking Day" means any day other than a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Chicago, Illinois and, with respect to Eurodollar Loans, a day on which dealings in Dollars may be carried on by the Bank in the interbank eurodollar market.

           "Breakage Date", is defined in Section 2.6.

         "Capital Expenditures" shall mean with respect to any Person, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during that period and including that portion of Capitalized Leases that is capitalized on the balance sheet of such Person by such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset accounts reflected in the combined and consolidated balance sheet of such Person (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person to the extent of the gross amount of such purchase price less the book value of the equipment being traded in at such time), but excluding expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

         "Capitalized Lease" means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

         "Code" means the Internal Revenue Code of 1986 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

         "Commitment" means $35,000,000.

         "Company" -- see Preamble.

        "Consolidated Net Worth" means, at any time, the total of shareholders, equity (including capital stock, additional paid-in

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capital and retained earnings after deducting treasury stock) of the Company and its consolidated Subsidiaries calculated in accordance with GAAP.

         "Credit" means the Bank's commitment to make Loans under the terms of this Agreement.

         "Disbursement Date" is defined in Section 2.8(d).

        "Dollars" and the symbol "$" mean lawful money of the United States of America.

         "EBITDA" means for any period of determination, the Company's net earnings (or loss) after provision for taxes plus cash charges against income for foreign, federal and state income taxes for such period plus depreciation and amortization expenses for such period, plus the Company's aggregate interest expense for such period, plus any extraordinary losses arising outside of the ordinary course of business during such period which have been included in the calculation of net earnings, minus extraordinary gains arising outside the ordinary course of business during such period which have been included in the calculation of net earnings.

         "Environmental Laws" means the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree or other requirement regulating, relating to, or imposing liability or standards of conduct (including, but not limited to, permit requirements, and emission or effluent restrictions) concerning any Hazardous Materials or any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         "ERISA Affiliate" means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

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     "Eurocurrency Reserve Requirement" means, with respect to any Eurodollar
Loan for any Interest Period, a percentage equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Federal Reserve Board, for determining the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves) applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Federal Reserve Board which prescribes reserve requirements applicable to "Eurocurrency liabilities," as presently defined in Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the Interbank Rate (Reserve Adjusted) is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans. For purposes of this Agreement, any Eurodollar Loans hereunder shall be deemed to be "Eurocurrency liabilities," as defined in Regulation D, and, as such, shall be deemed to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available to the Bank from time to time under Regulation D.

        "Eurodollar Loan" means any Loan which bears interest at a rate determined with reference to the Interbank Rate (Reserve Adjusted).

        "Event of Default, means any of the events described in Section 10.1.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Banking Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the next preceding Banking Day. For purposes of this Agreement and the Note, each change in the Alternate Reference Rate due to a change in the Federal Funds Effective Rate shall take effect on the effective date of such change in the Federal Funds Effective Rate.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "Fiscal Quarter" means any quarter of a Fiscal Year.

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         "Fiscal Year" means any period of 12 consecutive calendar months ending on the 31st day of December. References to a Fiscal Year with a number corresponding to any calendar year (e.g. "Fiscal Year 1997") refer to the Fiscal Year ending on the 31st day of December occurring during such calendar year.

         "GAAP" means generally accepted accounting principles as applied in the preparation of the audited financial statement of the Company referred to in
Section 6.6.

         "Hazardous Materials" means any pollutant, contaminant, toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined or qualifying as such in (or for the purposes of) any Environmental Law, and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C.
Section 2011 et. seq., as amended or hereafter amended, polychlorinated biphenyls and asbestos in any form or condition and any chemical, material, pollutant or substance, release or discharge of which or exposure to which is prohibited, limited or regulated by any Federal, state or local governmental or regulatory authority or could pose a hazard to the health and safety of the occupants of any properties of the Company or the owners and/or occupants of property adjacent to any such property.

        "Indebtedness" of any Person means, without duplication, (i) any obligation of such Person for borrowed money, including, without limitation, (a) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments, and (b) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (ii) any obligation of such Person on account of deposits or advances, (iii) any obligation of such Person for the deferred purchase price of any property or services, except Trade Accounts Payable, (iv) any obligation of such Person as lessee under a Capitalized Lease, (v) all guaranties issued by such Person and (vi) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

        "Interbank Rate" means, with respect to each Interest Period for a Eurodollar Loan, the rate per annum at which Dollar deposits in immediately available funds are offered to the Bank two Banking Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market at or about 10:00 a.m., Chicago time, for delivery on the first day of such Interest Period, for

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



the number of days comprised therein and in an amount equal to the amount of the Eurodollar Loan to be outstanding during such Interest Period.

        "Interbank Rate (Reserve Adjusted)" means, with respect to each Interest Period for a Eurodollar Loan, a rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

           Interbank Rate                     Interbank Rate
        (Reserve Adjusted)         1-Eurocurrency Reserve Requirement

       "Interest Period" means (i) with respect to any Eurodollar Loan, the period commencing on the borrowing date of such Eurodollar Loan or the date a Reference Rate Loan is converted into such Eurodollar Loan or the last day of the prior Interest Period for such Eurodollar Loan, as the case may be, and ending on the numerically corresponding day one, two or three months thereafter, as selected by the Company pursuant to Section 2.3 or Section 2.4; provided, however, that:

               (a) any Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such next succeeding Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day;

               (b) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the calendar month at the end of such Interest Period; and

               (c) no Interest Period shall extend beyond the Termination Date.

        "Investment" means any investment, made in cash or by delivery of any kind of property or asset, in any Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise.

        "Issuance Request" is defined in Section 2.8(a).

        "Letter of Credit" is defined in Section 2.7.

        "Letter of Credit Availability" means, at any time, the difference between (i) the Commitment and (ii) the sum of (A) the aggregate outstanding principal amount of all Loans and (B) the then aggregate Letter of Credit Outstandings.

        "Letter of Credit Outstandings" means, at any time, an amount equal to the sum of:

               (a) the aggregate stated amount at such time of all Letters of Credit then outstanding and undrawn (as such aggregate stated amount shall be adjusted, from time to time, as a result of drawings, the issuance of Letters of Credit, or otherwise); and

               (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

       "Liabilities" means all obligations of the Company and its Subsidiaries with respect to any Indebtedness and/or any guaranty of any Indebtedness howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

        "Lien" means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.

        "Loan" means a loan by the Bank to the Company under Section 2.1, and shall be a Reference Rate Loan or a Eurodollar Loan (each of which shall be a "type" of Loan).

        "Occupational Safety and Health Law" means the occupational Safety and Health Act of 1970, as amended, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

        "Note" means the Company's promissory note, substantially in the form set forth as Exhibit A with appropriate insertions, as such promissory note may be amended, supplemented or otherwise modified from time to time, and the term "Note" shall include any substitutions for, or renewals of, such promissory note.

        "Payment Date" means (i) with respect to any Eurodollar Loan, the last day of each Interest Period with respect thereto and, if such Interest Period is in excess of three months, the day three months after the commencement of such Interest Period and thereafter the day three months after each succeeding Payment Date; (ii) with respect to any Reference Rate Loan, the last day of each March, June, September and December, commencing on the first such date to occur after such Reference Rate Loan is made or a Eurodollar Loan is converted into such Reference Rate Loan; and (iii) as to any fees, the last day of each March, June, September and December, commencing on the first such date to occur after the date hereof.

        "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        "Person" means an individual, partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

        "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

        "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such parties' assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

        "Reference Rate" means, at any time, the rate of interest then most recently announced by the Bank at Chicago, Illinois as its reference rate. For purposes of this Agreement and the Note, each change in the Reference Rate shall take effect on the effective date of the change in the Reference Rate.

        "Reference Rate Loan" means any Loan which bears interest at a rate determined with reference to the Reference Rate.

        "Reimbursement Obligations" is defined in Section 2.8(e).

        "Related Party" means, for purposes of Section 7.21 only, any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 10% or more of the equity interest of the Company, or (iii) 10% or more of the equity interest of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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



        "Reportable Event', has the meaning given to such term in ERISA.

        "Senior Funded Debt" means all Loans, Letters of Credit Outstandings, Capitalized Leases and any other senior indebtedness permitted hereunder.

        "Senior Funded Debt Cash Flow Ratio" means the ratio, (A) for the purposes of determining the Applicable Percentage, as measured at the end of each Fiscal Quarter for the four immediately preceding Fiscal Quarters, of (i) Senior Funded Debt to (ii) EBITDA; and (B) for the purposes of Section 7.15 hereof, as measured at the end of each Fiscal Quarter for the four immediately preceding Fiscal Quarters, of (i) Senior Funded Debt to (ii) EBITDA on an annualized basis of the period of four Fiscal Quarters then ending beginning the Fiscal Quarter ending September 30, 1997.

         "Stated Expiry Date, is defined in Section 2.8(a).

        "Subsidiary" means any Person of which or in which the Company and its other Subsidiaries own directly or indirectly 50% or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (iii) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

        "Taxes" with respect to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

         "Termination Date" means January 31, 2000.

        "Trade Accounts Payable" of any Person means trade accounts payable of such Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person's business.

        "Unmatured Event of Default" means any event or condition which, with the lapse of time or giving of notice to the Company or both, would constitute an Event of Default.

        1.2 Other Definitional Provisions. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in the Note or in any certificate or other document made or delivered pursuant hereto.

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



        1.3 Interpretation of Agreement. A Section or an Exhibit is, unless otherwise stated, a reference to a section hereof or an exhibit hereto, as the case may be. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. The words "hereof," "herein," "hereto" and "hereunder" and words of similar purport when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        1.4 Compliance With Financial Restrictions. Compliance with each of the financial ratios and restrictions contained in Article VII shall, except as otherwise provided herein, be determined in accordance with GAAP consistently followed.

                                   ARTICLE II
                   COMMITMENT OF THE BANK; CERTAIN LOAN TERMS;
                                LETTERS OF CREDIT

        2.1 Loans. Subject to the terms and conditions of this Agreement and in reliance upon the warranties of the Company set forth herein, the Bank agrees to make Loans to the Company, which Loans the Company may prepay and reborrow during the period from the date hereof to, but not including, the Termination Date, in such amounts as the Company may from time to time request, but not exceeding the Commitment, less the then aggregate Letter of Credit Outstandings, in the aggregate at any one time outstanding.

        2.2 Loan Options. Each Loan shall be a Reference Rate Loan or a Eurodollar Loan, as shall be selected by the Company, except as otherwise provided herein. Any combination of types of Loans may be outstanding at the same time, except that no more than five (5) Eurodollar Loans having different Interest Periods may be outstanding at any one time. As to any Eurodollar Loan, the Bank may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate to make or continue such Loan; provided, however, that in such event such Loan shall be deemed for the purposes of this Agreement to have been made by the Bank and the obligation of the Company to repay such Loan shall nevertheless be to the Bank and shall be deemed held by the Bank, to the extent of such Loan, for the account of such branch or affiliate.

        2.3 Borrowing Procedures. The Company shall give the Bank prior written or telephonic notice of each Loan, which shall be received by the Bank, in the case of a Reference Rate Loan, not later than 11:00 a.m. on the proposed borrowing date, Chicago time, with respect to such Loan, or, in the case of a Eurodollar Loan, not later than 11:00 a.m., Chicago time, two Banking Days prior to the borrowing date, with respect to such Loan. Each such notice shall specify
(i) the borrowing date (which shall be a Banking Day), (ii) the amount and type of Loan, and (iii) if such Loan is

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



to be a Eurodollar Loan, the initial Interest Period for such Loan. The Company shall promptly confirm each such telephonic notice in writing (it being understood, however, that the Company's failure to confirm any telephonic notice or otherwise comply with the provisions of this Section 2.3 shall not affect the obligation of the Company to repay each Loan in accordance with the terms of this Agreement and the Note). The Bank will pay to the Company the amount of the Loan on the date designated in the notice of borrowing upon receipt of the documents required under Article VIII and IX (with respect to the initial Loan) with respect to the Loan.

        2.4 Continuation and/or Conversion of Loans. The Company may elect to
(i) continue any outstanding Eurodollar Loan from the current Interest Period for such Loan into a subsequent Interest Period to begin on the last day of such current Interest Period, or (ii) convert any outstanding Reference Rate Loan into a Eurodollar Loan, or (iii) convert any outstanding Eurodollar Loan into a Reference Rate Loan on the last day of the current Interest Period for such Eurodollar Loan by giving the Bank prior written or telephonic notice of such continuation or conversion, which shall be received by the Bank not later than 11:00 a.m., Chicago time, two Banking Days prior to the effective date of continuation or conversion. Each such notice shall specify (a) the effective date of continuation or conversion (which shall be a Banking Day), (b) the type of Loan the Loan is to be continued as or converted into and the amount of such Loan, and (c) the Interest Period or maturity date for such Loan, if applicable. The Company shall promptly confirm each such telephonic notice in writing. Absent timely notice of continuation or conversion, each Eurodollar Loan shall automatically convert into a Reference Rate Loan on the last day of the current Interest Period for such Loan unless paid in full on such last day. No Loan shall be converted into a Eurodollar Loan and no Eurodollar Loan shall be continued less than one month before the Termination Date or at any time that an Event of Default or an Unmatured Event of Default shall exist.

        2.5 Note Evidencing Loans. The Loans shall be evidenced by the Note, which shall be dated the date of the initial Loan and shall mature on the Termination Date. All Loans made by the Bank to the Company pursuant to this Agreement and all payments of principal shall be evidenced by the Bank in its records or, at its option, on the schedule (or any continuation thereof) attached to the Note, which records or schedule shall be rebuttable presumptive evidence of the subject matter thereof.

        2.6 Funding Losses. The Company will indemnify the Bank upon demand against any loss or expense which the Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan) as a consequence of (i) any failure of the Company to make any payment when due of any amount due hereunder or under the Note, (ii) any

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


failure of the Company to borrow, continue or convert a Loan on a date specified therefor in a notice thereof, or (iii) any payment (including, without limitation, any payment pursuant to Section 5.3 or Section 10.2), prepayment or conversion of any Eurodollar Loan on a date other than the last day of the Interest Period for such Loan. In the case of a Eurodollar Loan, such loss or expense shall include an amount equal to the present value of the excess, if any, as reasonably determined by the Bank, of (a) the amount of interest that would have accrued on the principal amount so paid, prepaid or converted or not borrowed, continued or converted for the period from the date of such payment, prepayment or conversion or failure to borrow, continue or convert (such date being hereinafter referred to as the "Breakage Date") to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, continue or convert, the Interest Period for such Loan that would have commenced on the date of such failure) at the rate of interest applicable to such Loan under the terms of this Agreement over (b) the amount of interest that the Bank would have earned had it invested the entire amount of funds so paid, prepaid or converted or the entire amount of funds acquired to effect, fund or maintain the Loan not borrowed, continued or converted, as the case may be, in U.S. Government Treasury Securities with a maturity comparable to such period or Interest Period. The present value of such excess shall be calculated by discounting such excess to the Breakage Date at the interest rate expressly borne by such U.S. Government Treasury Securities or, if none, the effective interest rate on such Securities. Determinations by the Bank for purposes of this Section 2.6 of the amount required to indemnify the Bank against any such loss or expense shall be conclusive in the absence of manifest error.

        2.7 Capital Adequacy. If the Bank shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law (including, without limitation, application of changes to Regulation H and Regulation Y of the Federal Reserve Board issued by the Federal Reserve Board on January 19, 1989 and regulations of the Comptroller of the Currency, Department of the Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank, and such increase is based upon the existence of the Bank's obligations hereunder and other commitments of this type, then from time to time, within 10 days after demand from the Bank, the Company shall pay to the Bank such amount or amounts as will compensate the Bank or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by the Company under this Section 2.7 shall take into consideration the policies of the Bank or any Person controlling the Bank with respect to capital adequacy and shall be

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


based upon any reasonable averaging, attribution and allocation methods. A certificate of the Bank setting forth the amount or amounts as shall be necessary to compensate the Bank as specified in this Section 2.7 shall be delivered to the Company and shall be conclusive in the absence of manifest error.

         2.8    Letters of Credit.

               (a) Requests. By delivering to the Bank a request on or before 10:00 a.m., Chicago time, the Company may request, from time to time prior to the Termination Date and on not less than three nor more than ten Banking Days, notice, that the Bank issue a letter of credit in such form as approved by the Bank (each a "Letter of Credit"), and for such purposes described in the request for such Letter of Credit (an "Issuance Request"). The stated amount of any Letter of Credit requested to be issued pursuant to such Issuance Request shall be denominated in Dollars. Each Letter of Credit shall by its terms:

               (i) be issued in a stated amount which does not exceed (or would not exceed) the then Letter of Credit Availability;

               (ii) be stated to expire on a date (its "Stated Expiry Date") not later than the earlier of (a) one year from the date of issuance or (b) the Termination Date; and

               (iii)     on or prior to its Stated Expiry Date

                      (A) terminate immediately upon notice to the Bank from the beneficiary thereunder that all obligations covered thereby have been terminated, paid, or otherwise satisfied in full,

                      (B) reduce in part immediately and to the extent the beneficiary thereunder has notified the Bank that the obligations covered thereby have been paid or otherwise satisfied in part, or

                      (C) terminate thirty Banking Days after notice to the beneficiary thereunder from the Bank that an Event of Default has occurred and is continuing.

               (b) Issuances. Subject to the terms and conditions of this Agreement, the Bank shall issue Letters of Credit in accordance with the Issuance Requests made therefor. If the Issuance Request consists of, or is supplemented by, the Bank's standard letter of credit application form, the terms of such application shall apply with respect to such Letter of Credit, but only to the extent such terms are not inconsistent with the provisions hereof. The Bank's commitment to issue Letters of

        Credit or extend any outstanding Letter of Credit shall terminate on the Termination Date.

               (c) Fees and Expenses. The Company agrees to pay to the Bank (i) in respect of each standby Letter of Credit, a fee equal to 2% per annum (calculated from and including the date of issuance (or date of renewal or extension, if any) thereof to the Stated Expiry Date thereof) on the stated amount of such Letter of Credit, payable in arrears on each Payment Date and on the Termination Date, and (ii) in respect of all other Letters of Credit, such other fees as shall be agreed to between the Bank and the Company from time to time, payable upon the issuance of each such Letter of Credit. The Company further agrees to pay to the Bank all administrative expenses of the Bank in connection with the issuance, maintenance, modification (if any), and administration of each Letter of Credit upon demand from time to time.

               (d) Disbursements. The Bank will notify the Company promptly of the presentment for payment of any Letter of Credit, together with notice of the date (the "Disbursement Date") such payment shall be made. Subject to the terms and provisions of such Letter of Credit, the Bank shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 1:00 p.m., Chicago time, on the Disbursement Date, the Company will reimburse the Bank for all amounts which it has disbursed under such Letter of Credit. To the extent the Bank is not reimbursed in full in accordance with the third sentence of this Subsection 2.8(d), the Company's Reimbursement Obligation shall accrue interest at a fluctuating rate determined by reference to the Reference Rate, plus a margin of 2% per annum, payable on demand. In the event the Bank is not reimbursed by the Company on the Disbursement Date, or if the Bank must for any reason return or disgorge such reimbursement, the Bank shall fund the Reimbursement Obligation therefor by making Loans as provided in Section 2.3 (the Company being deemed to have given a timely request therefor for such amount); provided, however, for the purpose of determining the availability to make Loans immediately prior to giving effect to the application of the proceeds of such Loans, such Reimbursement Obligation shall be deemed not to be outstanding at such time.

               (e) Reimbursement. The Company's obligation (a "Reimbursement Obligation") under Subsection 2.8(d) to reimburse the Bank with respect to each disbursement under any Letter of Credit (including interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which the Company may have or have had against the Bank or any beneficiary of a Letter of Credit, including any defense based upon the occurrence of any Event of Default, any draft, demand, or certificate, or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid, or insufficient, the failure of any disbursement under any Letter of Credit to conform to the terms of the applicable Letter of Credit (if, in the Bank's good faith opinion, such disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such disbursement, or the legality, validity, form, regularity, or enforceability of such Letter of Credit; provided, however, that nothing herein shall adversely affect the right of the Company to commence or prosecute any proceeding against the Bank for any wrongful disbursement made by the Bank under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Bank.

               (f) Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default, an amount equal to that portion of Letter of Credit Outstandings attributable to outstanding and undrawn Letters of Credit shall, at the option of the Bank, and without demand upon or notice to the Company, be deemed to have been paid or disbursed by the Bank under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed), and, upon notification by the Bank to the Company of its obligations under this Section, the Company shall be immediately obligated to reimburse the Bank the amount deemed to have been so paid or disbursed by the Bank. Any amounts so received by the Bank from the Company pursuant to this Section shall be held as collateral security for the repayment of the Company's obligations in connection with the Letters of Credit issued by the Bank. At any time when such Letters of Credit shall terminate and all obligations of the Company are either terminated or paid or reimbursed to the Bank in full, the obligations of the Company under this Section shall be reduced accordingly (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit is recovered in any manner from the Bank), and, if no Event of Default shall be continuing, the Bank will return to the Company the excess, if any, of

               (i) the aggregate amount deposited by the Company with the Bank and not theretofore applied by the Bank to any Reimbursement Obligation over

               (ii) the aggregate amount of all Reimbursement Obligations owing to the Bank pursuant to this Section, as so adjusted.

At such time when all Events of Default shall have been cured or waived, the Bank shall return to the Company all amounts then on deposit with the Bank pursuant to this Section. All amounts on deposit pursuant to this Section shall, until their application to any Reimbursement obligation or their return to the Company, as the case may be, bear interest at the daily average Interbank Rate (Reserve Adjusted), which interest shall be held by the Bank as additional collateral security for the repayment of the Company's

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


obligations in connection with the Letters of Credit issued by the  Bank.

        (g) Nature of Reimbursement Obligations. The Company shall assume all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. The Bank (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:

               (i) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

               (ii) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

               (iii) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

               (iv) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise; or

               (v) any loss or delay in the transmission or otherwise of any document or draft required in order to make a disbursement under a Letter of Credit or of the proceeds thereof.

None of the foregoing shall affect, impair, or prevent the vesting of any of the rights or powers granted the Bank hereunder.

          (h)  Increased Costs; Indemnity.  If by reason of

               (i) any change in applicable law, regulation, rule, decree or regulatory requirement, or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement, or

                (ii) compliance by the Bank with any direction, request, or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D) of the Federal Reserve Board:

                (a) the Bank shall be subject to any tax (other than taxes on income and franchises), levy, charge, or withholding of any nature or to any variation thereof, or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.8, whether directly or by such being imposed on or suffered by the Bank;

                (b) any reserve, deposit, or similar requirement is or shall be applicable, imposed, or modified in respect of any Letters of Credit issued by the Bank; or

                (c) there shall be imposed on the Bank any other condition regarding this Section 2.8 or any Letter of Credit;

and the result of the foregoing is to directly or indirectly increase the cost to the Bank of issuing, making, or maintaining any Letter of Credit or to reduce any amount receivable in respect thereof by the Bank, then, and in any such case the Bank may, at any time after the additional cost is incurred or the amount received is reduced, notify the Company thereof, and the Company shall pay on demand such amounts as the Bank may specify to be necessary to compensate the Bank for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Reference Rate plus 2% per annum. The determination by the Bank of any amount due pursuant to this Subsection 2.8(h), as set forth in a statement setting forth the calculation thereof in reasonable detail, shall be rebuttable presumptive evidence of such amount due.

               (i) Termination Date. All of the Company's obligations under this
Section 2.8 (including, without limitation, its Reimbursement Obligations under Subsections (d) and (e), shall continue in full force and effect after the Termination Date and/or the payment in full of all Loans.

                                   ARTICLE III
                                INTEREST AND FEES

        3.1 Interest.

               (a) Reference Rate Loans. The unpaid principal amount of each Reference Rate Loan shall bear interest prior to maturity at a rate per annum equal to the Reference Rate in effect from time to time plus the Applicable Percentage. Accrued interest on each Reference Rate Loan shall be payable on each Payment Date and at maturity.

               (b) Eurodollar Loans. The unpaid principal amount of each Eurodollar Loan shall bear interest prior to maturity at a

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


rate per annum equal to the Interbank Rate (Reserve Adjusted) in effect for each Interest Period with respect to such Eurodollar Loan plus the Applicable Percentage. Accrued interest on each Eurodollar Loan shall be payable on each Payment Date and at maturity.

                (c) Interest After Maturity. The Company shall pay to the Bank interest on any amount of principal of any Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, accruing from and including the date such amount shall have become due to, but not including, the date of payment thereof in full at the rate per annum which is equal to the greater of (i) 2% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) 2% in excess of the applicable per annum rate of interest otherwise payable hereunder. After maturity, accrued interest shall be payable on demand.

        3.2 Nonuse Fee. The Company agrees to pay to the Bank a fee equal to 0.375% per annum on the daily average amount by which the Commitment exceeds the sum of (i) the outstanding aggregate principal balance of the Loans plus (ii) the Letter of Credit Outstandings. The fee provided for in this Section 3.2 shall be payable quarterly, in arrears, on the last day of each Fiscal Quarter, and on the Termination Date for the quarter (or portion thereof) then ended.

        3.3 Closing Fee. On the closing date, the Company agrees to pay to the Bank a non-refundable closing fee of $50,000.

        3.4 Method of Calculating Interest and Fees. Interest on each Reference Rate Loan shall be calculated on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to such Reference Rate Loan from and including the date such Loan is made or the date a Eurodollar Loan is converted into such Reference Rate Loan to, but not including, the date such Reference Rate Loan is paid. Interest on each Eurodollar Loan shall be calculated on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each Interest Period from and including the first day thereof to, but not including, the last day thereof. Any fees shall be calculated on the basis of a year consisting of 360 days and paid for actual days elapsed.

                                   ARTICLE IV

                       PAYMENTS, PREPAYMENTS, REDUCTION OR
                      TERMINATION OF THE CREDIT AND SETOFF

         4.1 Place of Payment. All payments hereunder (including payments with respect to the Note) shall be made without setoff or counterclaim and shall be made to the Bank in immediately available funds prior to 12:30 p.m., Chicago time, on the date due at its

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


office at 231 South LaSalle Street, Chicago, Illinois 60697, or at such other place or for such other account as may be designated by the Bank to the Company in writing. Any payments received after such time shall be deemed received on the next Banking Day. Subject to the definition of the term "Interest Period," whenever any payment to be made hereunder or under the Note shall be stated to be due on a date other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in the calculation of interest or any fees. The Company hereby authorizes the Bank to debit the Company's commercial Account No. 74-75594 for payment when due of all interest, principal, fees and other amounts payable hereunder (including amounts payable under the Note). The Bank shall mail to the Company advices of debits made to such account. The preceding provision of this Section 4.1 shall not affect the Company's obligation to pay when due all amounts payable by the Company under this Agreement or the Note, whether or not there are sufficient funds therefor in such account.

        4.2 Prepayments. The Company may from time to time, upon at least ten Banking Days prior written or telephonic notice received by the Bank, prepay the principal of the Loans in whole or in part, as contemplated by Section 2.1; provided, however, that any partial prepayment of principal of the Loans shall be in a minimum amount of $100,000 or an integral multiple thereof, that any prepayment of Eurodollar Loans shall only be with the consent of the Bank, and provided further that any prepayment of principal shall be subject to the indemnification provisions of Section 2.6, but shall otherwise be without any premium or penalty. Any prepayment of the principal of the Loans shall include accrued interest to the date of prepayment on the principal amount being prepaid. The Company shall promptly confirm any telephonic notice of prepayment in writing.

        4.3 Setoff. In addition to and not in limitation of all other rights and remedies (including other rights of setoff) that the Bank or other holder of the Note may have, the Bank or such other holder shall, upon the occurrence of any Event of Default described in Section 10.1 or any Unmatured Event of Default described in Section 10.1(e), have the right to appropriate and apply to the payment of any and all Loans and other liabilities of the Company hereunder (whether or not then due), in such order of application as the Bank or such other holder may elect, any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or moneys of the Company then or thereafter with the Bank or such other holder. The Bank shall promptly advise the Company of any such setoff and application but failure to do so shall not affect the validity of such setoff and application. To secure the payment of such Loans and other liabilities, the Company hereby grants the Bank and each such other holder a continuing security interest in such balances, credits, deposits, accounts or moneys.

                                    ARTICLE V

                        ADDITIONAL PROVISIONS RELATING TO
                                EURODOLLAR LOANS

        5.1 Increased Cost. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency;

               (a) any tax, duty or other charge with respect to any Eurodollar Loan, the Note or the Bank's obligation to make Eurodollar Loans is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of the principal of, or interest on, any Eurodollar Loan (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office) is changed;

               (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank is imposed, modified or deemed applicable; or

               (c) any other condition affecting this Agreement or any Eurodollar Loan is imposed on the Bank or the relevant market;

and the Bank determines that, by reason thereof, the cost to the Bank of making or maintaining any Eurodollar Loan is increased, or the amount of any sum receivable by the Bank hereunder or under the Note in respect of any Eurodollar Loan is reduced; then, the Company shall pay to the Bank upon demand such additional amount or amounts as will compensate the Bank for such additional cost or reduction (provided that the Bank has not been compensated for such additional cost or reduction in the calculation of the Eurocurrency Reserve Requirement). Determinations by the Bank for purposes of this Section 5.1 of the additional amounts required to compensate the Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods.

        5.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Company has any Eurodollar Loan outstanding, or has notified the Bank of its intention to borrow a Eurodollar Loan as provided herein, then in the event that, prior to any Interest Period, the Bank shall have determined (which determination shall be conclusive and binding on the parties hereto) that:

             (a) deposits of the necessary amount for the relevant Interest Period are not available to the Bank in the relevant market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Interbank Rate for such Interest Period; or

             (b) the Interbank Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Bank of making or funding the Eurodollar Loans for such Interest Period; or

             (c) the making or funding of Eurodollar Loans has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Bank, materially and adversely affects such Loans or the Bank's obligation to make such Loans or the relevant market;

the Bank shall promptly give notice of such determination to the Company, and
(i) any notice of a new Eurodollar Loan previously given by the Company and not yet borrowed or converted shall be deemed to be a notice to make a Loan of another type, as selected by the Company, and (ii) the company shall be obligated to either prepay in full any outstanding Eurodollar Loans without any premium or penalty on the last day of the then current Interest Period with respect thereto or convert any such Loans to Loans of another type, as selected by the Company, on such last day.

        5.3 Changes in Law Rendering Eurodollar Loans Unlawful. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful or impossible for the Bank to make or fund any Eurodollar Loan which it is committed to make hereunder, the obligation of the Bank to provide such Loans shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any Eurodollar Loans previously made by it hereunder, the Bank shall, upon the happening of such event, notify the Company thereof in writing, and the Company shall, on the earlier of (i) the last day of the then current Interest Period with respect thereto or (ii) if required by such law, rule, regulation, treaty, directive or interpretation, on such date as shall be specified in such notice, either convert each such unlawful Loan to a Loan of another type or prepay in full each such unlawful Loan, together with accrued interest thereon, without any premium or penalty (except as provided in Section 2.6).

        5.4 Funding.

               (a) Discretion of the Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Loan during the Interest Period for such Loan through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal, in the case of a Eurodollar Loan, to the Interbank Rate for such Interest Period (whether or not the Bank shall have granted any participations in such Loan).

               (b) Funding Through the sale of Participations. Notwithstanding any provision of this Agreement to the contrary, the Company acknowledges that the Bank may fund all or any part of the Loans by sales of participations to various participants, and agrees that the Bank may, in invoking its rights under this Section 5 or under Section 2.6, demand and receive payment for costs and other amounts incurred by, or allocable to, any such participant, or take other action arising from circumstances applicable to any such participant, to the same extent that such participant could demand and receive payments, or take other action, under this Article V or under Section 2.6 as if such participant were the Bank under this Agreement.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

To induce the Bank to grant the Credit and to make the Loans, the Company represents and warrants that:

        6.1 Existence. The Company and all of its corporate Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation. All of the Company's other Subsidiaries, if any, are entities duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization. The Company and all of its Subsidiaries are in good standing and are duly qualified to do business in each state where, because of the nature of their respective activities or properties, such qualification is required.

        6.2 Authorization. The Company is duly authorized to execute and deliver this Agreement and the Note and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under this Agreement and the Note. The execution, delivery and performance by the Company of this Agreement and the

        Note and the borrowings hereunder do not and will not require any consent or approval of any governmental agency or authority.

        6.3 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the Note do not and will not conflict with (i) any provision of law, (ii) the charter or by-laws of the Company, (iii) any agreement binding upon the Company, or (iv) any court or administrative order or decree applicable to the Company, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

        6.4 Validity and Binding Effect. This Agreement is, and the Note when duly executed and delivered will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

        6.5 No Default. Neither the Company nor any of its Subsidiaries is in default under any agreement or instrument to which the Company or any Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default might materially and adversely affect the financial condition or operations of the Company and its Subsidiaries taken as a whole. No Event of Default or Unmatured Event of Default has occurred and is continuing.

        6.6 Financial Statements. The Company's audited consolidated and consolidating financial statement as of December 31, 1996 and the Company's unaudited consolidated and consolidating financial statement as at September 30, 1997, copies of which have been furnished to the Bank, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding Fiscal Year and period and present fairly the financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. Since September 30, 1997, there has been no material adverse change in the financial condition of the Company and its Subsidiaries taken as a whole.

        6.7 Litigation. No claims, litigation, arbitration proceedings or governmental proceedings are pending or threatened against or are affecting the Company or any of its Subsidiaries, the results of which might materially and adversely affect the financial condition or operations of the Company and its Subsidiaries taken as a whole, except those referred to in a schedule furnished to the Bank contemporaneously herewith and attached hereto as Exhibit B. Other than any liability incident to such claims, litigation or proceedings or provided for or disclosed in the financial statements referred to in Section 6.6, neither the Company nor any of its Subsidiaries has any contingent liabilities which are material to the Company and its Subsidiaries taken as a whole.

        6.8 Liens. None of the property, revenues or assets of the Company or any of its subsidiaries is subject to any Lien, except:

               (a) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

               (b) carriers', warehousemen's, mechanics', materialmen's and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

               (c) pledges or deposits in connection with workers, compensation, unemployment insurance and other social security legislation;

               (d) deposits to secure the performance of bids, trade, contracts, leases, statutory obligations, and other obligations of a like nature incurred in the ordinary course of business;

               (e) Liens disclosed in the financial statements referred to in
        Section 6.6;

               (a) Liens listed on Exhibit C; and

               (g) other Liens approved in writing by the Bank.

        6.9 Subsidiaries. The Company has no Subsidiaries except as listed on Exhibit D. The Company and its Subsidiaries own the percentage of its Subsidiaries as set forth on Exhibit D.

        6.10 Partnerships. Neither the Company nor any of its Subsidiaries is a partner or joint venturer in any partnership or joint venture other than the partnerships and joint ventures listed on Exhibit E.

        6.11 Purpose. The proceeds of the Loans will be used by the Company for general corporate purposes.

        6.12 Regulation U. The Company is not engaged in the business of purchasing or selling "margin stock," as such term is defined in Regulation U of the Federal Reserve Board, or extending credit to others for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or for any other purpose which would violate any of the margin regulations of the Federal Reserve Board.

        6.13 Compliance. The Company and its Subsidiaries are in material compliance with ail statutes and governmental rules and regulations applicable to them.

        6.14 Pension and Welfare Plans. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (i) no Reportable Event has occurred and is continuing with respect to any Plan, (ii) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or instituted steps to do so, and (iii) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. Neither the Company nor any ERISA Affiliate is a member of, or contributes to, any multiple employer Plan as described in Section 4064 of ERISA.

        6.15 Taxes. Each of the Company and its Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained.

        6.16 Investment Company Act Representation. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        6.17 Public Utility Holding Company Act Representation. The Company is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        6.18 Environmental and Safety and Health Matters. Except as disclosed on
Schedule 6.18, the Company and each of its Subsidiaries and/or each property, operations and facility that the Company or any subsidiary may own, operate or control (i) complies in all material respects with (A) all applicable Environmental Laws and (E) all applicable occupational Safety and Health Laws;
(ii) is not subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and

Health Law; (iii) has not received any notice (A) that it may be in violation of any Environmental Law or Occupational Safety and Health Law, (B) threatening the commencement of any proceeding relating to allegedly unlawful, unsafe or unhealthy conditions or (C) alleging that it is or may be responsible for any response, cleanup, or corrective action, including but not limited to any remedial investigation/feasibility studies, under any Environmental Law or Occupational Safety and Health Law; (iv) is not the subject of federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to (A) a spillage, disposal or release or threatened release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (B) any allegedly unsafe or unhealthful condition; (v) has not filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (B) any potentially unsafe or unhealthful condition, and there exists no basis for such notice irrespective of whether or not such notice was actually filed and (vi) has no material contingent liability in connection with (A) any actual or potential spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether on any premises owned or occupied by the company or any Subsidiary or on any other premises or (B) any unsafe or unhealthful condition. Except as disclosed on Schedule 6.18, there are no Hazardous Materials on, in or under any property or facilities owned, operated or controlled by the Company or any Subsidiary, including but not limited to such Hazardous Materials that may be contained in underground storage tanks, but excepting such Hazardous Materials used in accordance with all applicable laws and in the same manner as an ordinary consumer (e.g., gasoline in tanks of motor vehicles, small amounts of cosmetic cleaners, etc.). The materiality standard used in this Section 6.18 shall be exceeded only if the fact or facts giving rise to a breach of the representation and warranty contained herein might result in liability in excess of $100,000 in the aggregate.

        6.19 Insurance. The Company and each of its Subsidiaries maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

        6.20 Contracts; Labor Matters. Except as disclosed on Schedule 6.20: (a) neither the Company nor any Subsidiary is a party to any contract or agreement, or is subject to any charge, corporate restriction, judgment, decree or order, which materially and adversely affects its business, property, assets, operations or condition, financial or otherwise; (b) no labor contract to which the Company or any Subsidiary is a party or is otherwise subject is scheduled to expire prior to the Termination Date; (c) neither the Company nor any Subsidiary has, within the two-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and the Company has no reasonable expectation that any such action is or will be required at any time prior to the Termination Date and (d) on the date of this Agreement (i) neither the Company nor any Subsidiary is a party to any labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which the Company or any Subsidiary is a party or is otherwise subject.

        6.21 Accuracy of Information. All information supplied by the Company to the Bank in writing in connection with this Agreement and the transactions contemplated herein and therein on or before the date hereof with respect to the Company and its Subsidiaries is true, complete and accurate in all material respects; and the Company does not know of any fact which it has not disclosed in writing to the Lenders which is material to the Company or any Subsidiary or the ability of the Company or any Subsidiary to perform its obligations hereunder or under the Note.

        6.22 Title to Properties. Each of the Company and Subsidiaries has good and marketable title to its properties reflected on the financial statements referred to in Section 6.2 or acquired since the date thereof except for such assets as have been disposed of since the date thereof as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business as presently conducted and all such properties are free and clear of Liens, except for Liens permitted under Section 7.17.

                                   ARTICLE VII

                               COMPANY'S COVENANTS

From the date of this Agreement and thereafter until the expiration or termination of the Credit and until the Note and other liabilities of the Company hereunder are paid in full, the Company agrees that, unless the Bank shall otherwise expressly consent in writing, it will:

        7.1    Financial Statements and Other Reports-.  Furnish to the Bank:

               (a) Annual Audit Report. Within 90 days after each Fiscal Year of the Company, a copy of the annual audit report of the Company and its Subsidiaries prepared on a consolidating and consolidated basis and in conformity with GAAP and certified by an independent certified public accountant who shall be satisfactory to the Bank, together with a certificate from such accountant, (i) acknowledging to the Bank such accountant's understanding that the Bank is relying on such annual audit report, (ii) containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Article VII, and (iii) to the effect that, in making the examination necessary for the signing of such annual audit report, such accountant has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing, or, if such accountant has become aware of any such event, describing it and the steps, if any, being taken to cure it;

               (b) Quarterly Financial Statement. Within 45 days after the end of each Fiscal Quarter of the Company, a copy of the unaudited financial statement of the Company and its Subsidiaries prepared in the same manner as the audit report referred to in preceding Clause (a), signed by the Company's chief financial officer and consisting of at least a balance sheet as at the close of such Fiscal Quarter and statements of earnings and cash flows for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter;

               (c) Officer's Certificate. Together with the financial statements furnished by the Company under preceding Clauses (a) and (b), a certificate of the Company's chief financial officer, dated the date of such annual audit report or such quarterly or monthly financial statement, as the case may be, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Article VII;

               (d) SEC and Other Reports. Copies of each filing and report made by the Company or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission and of each communication from the Company or any Subsidiary to shareholders generally, promptly upon the filing or making thereof;

                (e)Report of Change in Subsidiaries or Partnerships. Promptly from time to time, a written report of any change in the list of the Company's Subsidiaries set forth on Exhibit D or in the list of partnerships and joint ventures set forth on Exhibit E; and

               (f) Requested Information. Promptly from time to time, such other reports or information as the Bank may reasonably request.

      7.2 Notices. Notify the Bank in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

                (a) Default. The occurrence of an Event of Default or an Unmatured Event of Default;

                (b) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which is material to the Company and its Subsidiaries taken as a whole;

                (c) Pension and Welfare Plans. The occurrence of a Reportable Event with respect to any Plan; the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; or the incurrence of any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare benefits;

                (d) Material Adverse Change. The occurrence of a material adverse change in the business, operations or financial condition of the Company and its Subsidiaries taken as a whole; or

                (e) Other Events. The occurrence of such other events as the Bank may from time to time specify.

        7.3 Existence. Maintain and preserve, and cause each Subsidiary to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

        7.4 Nature of Business. Engage, and cause each Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.

        7.5 Books, Records and Access. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities; permit, and cause each Subsidiary to permit, access by the Bank to the books and records of the Company and such Subsidiary during normal business hours; and permit, and cause each Subsidiary to permit, the Bank to make copies of such books and records; provided, however, the Bank shall use its best efforts to maintain the confidentiality of any information derived from such books and records.

        7.6 Insurance. Maintain, and cause each Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Bank may reasonably request from time to time.

        7.7 Repair. Maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its properties in good repair, working order and condition.

        7.8 Taxes. Pay, and cause each Subsidiary to pay, when due, all of its Taxes, unless and only to the extent that the Company or such Subsidiary, as the case may be, is contesting such Taxes in good faith and by appropriate proceedings and the Company or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

        7.9 Compliance. Comply, and cause each Subsidiary to comply, with all statutes and governmental rules and regulations applicable to it.

        7.10 Pension Plans. Not permit, and not permit any Subsidiary to permit, any condition to exist in connection with any Plan (other than a "multi-employer plan", as such term is defined in ERISA) which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; and not engage in, or permit to exist or occur, or permit any of its Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Plan which could result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty.

        7.11   Merger, Purchase and Sale. Not, and not permit any Subsidiary to:

               (a) be a party to any merger or consolidation;

               (b) except in the normal course of its business, sell, transfer, convey, lease or otherwise dispose of all or any substantial part of the assets of the Company and its Subsidiaries taken as a whole; or

               (c) purchase or otherwise acquire the assets or capital stock of any Person without the prior written consent of the Bank except where
        (i) the total purchase price of such acquisition (together with all other such acquisitions made during such Fiscal Year) is not greater than $10,000,000 (including the value of any stock issued, assets exchanged or transaction expenses incurred to consummate such acquisition) and (ii) there is no Event of Default or Unmatured Event of Default after giving effect to such acquisition.

      For purposes of this Section 7.11 only, a sale, transfer, conveyance, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries only if the value of such assets, when added to the value of all other assets sold, transferred, conveyed, leased or otherwise disposed of by the Company and its Subsidiaries (other than in the normal course of business during the same Fiscal Year, exceeds 10% of the company's consolidated total assets determined as of the end of the immediately preceding Fiscal Year. As used in the preceding sentence, the term "value" shall mean, with respect to any asset disposed of, the greater of such asset's book or fair market value as of the date of disposition, with "book value" being the value of such asset as would appear immediately prior to such disposition on a balance sheet of the owner of such asset prepared in accordance with GAAP.

      7.12 Consolidated Net Worth. Not permit the Company's Consolidated Net Worth as at the last day of each Fiscal Quarter to be less than the corresponding amount set forth below opposite each such Fiscal Quarter:


               Fiscal Quarter                                           Amount
               ---------------------------------------------------------------
      For all Fiscal Quarters Ended in 1997                             $79,000,000
      For all Fiscal Quarters Ended in 1998                             $80,000,000
      For all Fiscal Quarters Ended in 1999                             $81,000,000
      and thereafter



      7.13 Capital Expenditures. Not, and not permit any Subsidiary to make any Capital Expenditures, or commit to make any Capital Expenditures if, after giving effect to such Capital Expenditures, the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries on a consolidated basis in Fiscal Year would exceed, in the aggregate, the corresponding amount set forth below opposite such Fiscal Year:

               Fiscal Year                                              Amount
               -----------                                              ------
               1997                                                     $4,500,000
               1998                                                     $6,500,000
               1999 and thereafter                                      $5,000,000


        7.14 Maintenance of Minimum Liquidity. Not permit the ratio of total accounts receivable plus cash balances (exclusive of operating cash balances in checking accounts) to Total Senior Funded Debt, to be less than 1.20 to 1.0 at all times.


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        7.15 Senior Funded Debt Cash Flow Ratio. Maintain the Senior Funded Debt
Cash Flow Ratio of not greater than 3.5 to 1.0 at all times.

        7.16 Capitalized Leases. Not, and not permit any Subsidiary to, incur or permit to exist any Indebtedness as lessee under Capitalized Leases if, after giving effect to such Capitalized Lease, the aggregate amount of all Capitalized Leases entered into by the Company and its Subsidiaries on a consolidated basis would exceed, in the aggregate, $6,500,000.

        7.17 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien with respect to any assets now owned or hereafter acquired, except:

                  (a) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

                  (b) carriers', warehousemen's, mechanics', material-men's, repairmen's, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

                  (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;

                  (e) Liens granted by any Subsidiary to secure such Subsidiary's Indebtedness to the Company or to any other Subsidiary;

                  (f) Liens in favor of the Bank; and

                  (g) other Liens approved in writing by the Bank.

         7.18 Indebtedness. Not, and not permit any Subsidiary to, incur or permit to exist any Indebtedness (excluding Indebtedness as lessee under Capitalized Leases), except: (a) Indebtedness under the terms of this Agreement; (b) other Indebtedness outstanding on the date hereof and listed on
  Schedule 7.18; (c) Indebtedness hereafter incurred in connection with Liens permitted under Section 7.17(d) and (d) other Indebtedness approved in writing by the Bank.

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        7.19 Other Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the Company's performance of its obligations hereunder or under any instrument or document delivered or to be delivered by the Company hereunder or in connection herewith.

        7.20 Use of Proceeds. Not permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time; and furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

        7.21 Transactions With Related Parties. Not, and not permit any Subsidiary to, enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party.

        7.22 Hostile Acquisitions. Notwithstanding Section 7.11 of this Agreement, the Company will not, nor will it permit any Subsidiary to, acquire a controlling interest in any Person if the board of directors (or the functional equivalent thereof) of such Person has not recommended or approved such acquisition.

                                  ARTICLE VIII

                        CONDITIONS PRECEDENT TO ALL LOANS

The obligation of the Bank to make any Loan is subject to the satisfaction of each of the following conditions precedent;

        8.1 Notice. The Bank shall have received timely notice of such Loan in accordance with Section 2.3.

        8.2 Default. Before and after giving effect to such Loan, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

        8.3 Warranties. Before and after giving effect to such Loan, the warranties in Article VI shall be true and correct as though made on the date of such Loan, except for such changes as are specifically permitted hereunder.


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        8.4 Certification. The Company shall have delivered to the Bank a certificate of the Company, signed on the Company's behalf by its president or chief financial officer, as to the matters set out in Sections 8.2 and 8.3.

                                   ARTICLE IX

                       CONDITION PRECEDENT TO INITIAL LOAN

The obligation of the Bank to make the initial Loan hereunder is subject to the satisfaction of the condition precedent, in addition to the applicable conditions precedent set forth in Article VIII above, that the Company shall have delivered to the Bank all of the following, each duly executed and dated the date of the initial Loan or such earlier date as is satisfactory to the Bank and in form and substance satisfactory to the Bank:

        9.1 Note. Its Note.

        9.2 Resolutions. A copy, duly certified by the secretary or an assistant secretary of the Company, of (i) the resolutions of the Company's Board of Directors authorizing or ratifying the execution and delivery of this Agreement and the Note and authorizing the borrowings hereunder, (ii) all documents evidencing other necessary corporate action, and (iii) all approvals or consents, if any, with respect to this Agreement and the Note.

        9.3 Incumbency Certificate. A certificate of the secretary or an assistant secretary of the Company certifying the names of the Company's officers authorized to sign this Agreement, the Note and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

        9.4 Opinion. An opinion of counsel to the Company, addressed to the Bank, in substantially the form of Exhibit F.

        9.5 Good Standing. Certificates of good standing certified by the appropriate governmental officer in each of Virginia and each other state where the Company is qualified to do business or where, because of the nature of its business or properties, qualification to do business is required.

                                    ARTICLE X

                         EVENTS OF DEFAULT AND REMEDIES

        10.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:


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



        (a) Non-Payment. Default, and the continuance thereof for five days, in the payment when due of any principal of, or interest on, any Loan or any fee hereunder.

        (b) Non-Payment of Other Indebtedness. Default in the payment when due, whether by acceleration or otherwise subject to any applicable grace period), of any Indebtedness of, or guaranteed by, the Company or any Subsidiary (other than (i) any Indebtedness of any Subsidiary to the Company or to any other Subsidiary and (ii) the Indebtedness evidenced by the Note).

        (c) Acceleration of Other Indebtedness. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of, or guaranteed by, the Company or any Subsidiary (other than (i) any Indebtedness of any Subsidiary to the Company or to any other Subsidiary and (ii) the Indebtedness evidenced by the Note) or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness.

        (d) Other Obligations. Default in the payment when due, whether by acceleration or otherwise, or in the performance or observance (subject to any applicable grace period) of (i) any obligation or agreement of the Company or any Subsidiary to or with the Bank (other than any obligation or agreement of the Company hereunder or under the Note), or (ii) any material obligation or agreement of the Company or any Subsidiary to or with any other Person (other than (x) any such material obligation or agreement constituting or related to Indebtedness, (y) Trade Accounts Payable, and (z) any material obligation or agreement of any Subsidiary to the Company or to any other Subsidiary), except only to the extent that the existence of any such default is being contested by the Company or such Subsidiary, as the case may be, in good faith and by appropriate proceedings and the Company or such Subsidiary shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

        (e) Insolvency. The Company or any of its Subsidiaries becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or for a substantial part of the property of the Company or such Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any of its

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


Subsidiaries or for a substantial part of the property of the Company or any of its Subsidiaries and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Company or any of its Subsidiaries and, if instituted against the Company or any of its subsidiaries, is consented to or acquiesced in by the Company or such Subsidiary or remains for 30 days undismissed; or any warrant of attachment or similar legal process is issued against any substantial part of the property of the Company or any of its Subsidiaries which is not released within 30 days of service.

        (f) Pension Plans. The institution by the Company or any ERISA Affiliate of steps to terminate any Plan if, in order to effectuate such termination, (i) the Company or any ERISA Affiliate would be required to make a contribution to such Plan or would incur a liability or obligation to such Plan and (ii) immediately after giving effect to the payment or satisfaction of such contribution, liability or obligation (if made or undertaken by the Company or any Subsidiary) an Event of Default or Unmatured Event of Default would exist and be continuing; or the institution by the PBGC of steps to terminate any Plan.

        (g) Agreements. Default in the performance of any of the Company's agreements set forth in Sections 7.1, 7,5 and 7.11 through 7.18.

        (h) Other Agreements. Default in the performance of any of the Company's agreements herein set forth (and not constituting an Event of Default under any of the other subsections of this Section 10.1) and continuance of such default for 30 days after notice thereof to the Company from the Bank.

        (i) Warranty. Any warranty made by the Company herein is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, certificate or other writing furnished by the Company to the Bank is untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified; or any certification made or deemed made by the Company to the Bank is untrue or misleading in any material respect on or as of the date made or deemed made.

        (j) Litigation. There shall be entered against the Company or any Subsidiary one or more judgments or decrees in excess of $100,000 in the aggregate at any one time outstanding for the Company and all Subsidiaries, excluding those judgments or decrees (i) that shall have been

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


      outstanding less than 30 calendar days from the entry thereof, (ii) for not more than $3,000,000 during the time which a stay of enforcement of such judgment or decree is in effect by reason of a pending appeal or otherwise, or (iii) for and to the extent which the Company or any Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Company or any Subsidiary is otherwise indemnified if the terms of such indemnification and the Person providing such indemnification are satisfactory to the Bank.

      10.2 Remedies. If any Event of Default described in Section 10,1 shall have occurred and be continuing, the Bank may declare the Credit to be terminated and the Note to be due and payable, whereupon the Credit shall immediately terminate and the Note shall become immediately due and payable, all without notice of any kind (except that if an event described in Section 10.1(e) occurs, the Credit shall immediately terminate and the Note shall become immediately due and payable without declaration or notice of any kind). The Bank shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.

                                   ARTICLE XI

                                     GENERAL

        11.1 Waiver and Amendments. No failure or delay on the part of the Bank or the holder of the Note in the exercise of any power or right, and no course of dealing between the Company and the Bank or the holder of the Note, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Bank at law or in equity. No notice to or demand on the Company not required hereunder or under the Note shall in any event entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of the Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank. Any waiver of any provision of this Agreement or the Note, and any consent to any departure by the Company from the terms of any provision of this Agreement or the Note, shall be effective only in the specific instance and for the specific purpose for which given.

        11.2 Notices. Except as otherwise expressly provided herein, any notice hereunder to the Company or the Bank shall be in writing

(including telecopy communication) and shall be given to the Company or the Bank at its address or telecopier number set forth on the signature pages hereof or at such other address or telecopier number as the Company or the Bank may, by written notice, designate as its address or telecopier number for purposes of notice hereunder. All such notices shall be deemed to be given when transmitted by telecopier, personally delivered or, in the case of a mailed notice, when sent by registered or certified mail, postage prepaid, in each case addressed as specified in this Section 11.2; provided, however, that notices to the Bank under Sections 2.3, 2.4, 4.2 and 4.3 shall not be effective until actually received by the Bank.

        11.3 Expenses. The Company agrees, whether or not any Loan is made hereunder, to pay the Bank upon demand for all reasonable expenses, including reasonable fees of attorneys and paralegals for the Bank (who may be employees of the Bank) and other legal expenses and costs of collection, incurred by the Bank in connection with (i) the preparation, negotiation and execution of this Agreement, the Note and any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith, (ii) the preparation, negotiation and execution of any and all amendments to this Agreement, the Note or any such other instrument or document, and (iii) the enforcement of the Company's obligations hereunder or under the Note or any such other instrument or document. The Company also agrees to (a) indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans or disbursing the proceeds thereof, and (b) pay, and save the Bank harmless from all liability for, any stamp or other tax which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Note or any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith. The Company's foregoing obligations shall survive any termination of this Agreement.

        11.4 Information. The Bank may, upon the prior written consent of the Company, furnish any information concerning the Company in the possession of the Bank from time to time to assignees of the rights and/or obligations of the Bank hereunder and to participants in any Loan (including prospective assignees and participants) and may furnish information in response to credit inquiries consistent with general banking practice.

        11.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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        11.6 Law. This Agreement and the Note shall be contracts made under and governed by the internal laws of the State of Illinois (without regard to conflict of laws provisions thereof).

        11.7 Successors. This Agreement shall be binding upon the Company and the Bank and their respective successors and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank. The Company shall not assign its rights or duties hereunder without the consent of the Bank.

        11.8 WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL DAMAGES. EACH OF THE COMPANY AND THE BANK WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (ii) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. NEITHER THE COMPANY NOR THE BANK SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL DAMAGES ARISING FROM ANY BREACH OF CONTRACT, TORT OR OTHER WRONG RELATING TO THE ESTABLISHMENT, ADMINISTRATION OR COLLECTION OF THE LIABILITIES OR RELATING IN ANY WAY TO THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR THE ACTION OR INACTION OF THE COMPANY UNDER ANY ONE OR MORE HEREOF OR THEREOF.

        11.9 CONSENT TO JURISDICTION. To induce the Bank to accept this Agreement, the Company irrevocably agrees that, subject to the Bank's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS WITH THE CITY OF CHICAGO, STATE OF ILLINOIS. THE COMPANY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE COMPANY, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE COMPANY AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

        11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Chicago, Illinois by their respective officers thereunto duly authorized as of the date first written above.

                             EXECUTONE INFORMATION SYSTEMS, INC.

                             By:________________________________
                                    David Krietzberg
                             Title: Treasurer

                             Address:   478 Wheelers Farms Road
                                        Milford, Connecticut 06460

                             Attention: Barbara Anderson, Esq.

                             Telecopier number: (203) 882-6607

                             BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                ASSOCIATION

                             By:________________________________
                                    L. Richard DiDonato
                             Title: Vice President

                             Address: 231 South LaSalle Street Chicago, Illinois
                                              60697

                             Attention: L. Richard DiDonato

                             Telecopier number: (312) 828-1974



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                                    EXHIBIT A
                                 REVOLVING NOTE

$35,000,000                                                Due: January 30, 2000
                                              Chicago, Illinois: October 31,1997

        FOR VALUE RECEIVED, the undersigned EXECUTONE INFORMATION SYSTEMS, INC., a Virginia corporation (the "Company"), hereby promises to pay to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank") the principal sum of THIRTY FIVE MILLION DOLLARS ($35,000,000) or the amount outstanding as endorsed on the grid attached to this Note (or recorded in the Bank's books and records, if the Bank is the holder hereof). Such endorsement or recording by the Bank shall, absent manifest error, be rebuttably presumptive evidence of the principal balance due on this Note.

        The Company further promises to pay interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until payment in full at the rates per annum which shall be determined in accordance with the provisions of the Loan Agreement hereinafter referred to. Said interest shall be payable on each date provided for in the Loan Agreement (as defined below); provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

        The portions of the principal sum hereof from time to time denominated as Reference Rate Loans or Eurodollar Loans and payments of principal or interest thereof shall be noted by the holder of this Note in its records, or at its option, on the grid schedule attached hereto.

        All payments of principal and interest under this Note shall be made in immediately available funds at the office of the Bank at 231 South LaSalle Street, Chicago, Illinois 60697, or at such other place as the Bank shall notify the Company in writing.

        This Note evidences indebtedness incurred by the Company under a Revolving Credit Agreement dated as of October 31, 1997 (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, "Loan Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Loan Agreement) between the Company and the Bank, to which Loan Agreement reference is hereby made for a statement of its terms and provisions, including those under which this Note may be paid prior to maturity.

        The Company expressly waives any presentment, demand, protest or notice in connection with this Note.

        This Note is made under and governed by the internal laws of the State of Illinois (without regard to conflict of laws provisions thereof).

Address:

                                             EXECUTONE INFORMATION SYSTEMS, INC.

478 Wheelers Farms Road                    By:___________________________
Milford, Connecticut 06460                 Title:________________________




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